Exhibit 10.20

[Execution Copy]

QUALITYTECH, LP

2010 EQUITY INCENTIVE PLAN

(Effective as of May 27, 2010)

QUALITYTECH, LP

2010 EQUITY INCENTIVE PLAN

(Effective as of May 27, 2010)

QualityTech, LP, a Delaware limited partnership (the “Partnership”), hereby adopts its 2010 Equity Incentive Plan (the “Plan”) as follows:

1.	PURPOSE

The Plan is intended to enhance the Partnership’s ability to attract and retain highly qualified officers, key employees, and other persons, and to motivate such officers, key employees, and other persons to serve the Partnership and its Affiliates and to expend maximum effort to improve the business results and earnings of the Partnership, by providing to such officers, key employees and other persons an opportunity to acquire or increase a direct or indirect proprietary interest in the operations and future success of the Partnership. To this end, the Plan provides for the grant of unit options, restricted units and profits interests, as provided herein.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means, with respect to the Partnership, any entity which (i) the Partnership controls, (ii) controls the Partnership, or (iii) is under common control with the Partnership.

2.2 “Award Agreement” with respect to Options and Restricted Partnership Units means the written agreement between the Partnership and a Grantee that evidences and sets out the terms and conditions of such Grant; and with respect to Profits Interests means the written agreement between Employee Pool and a Grantee that evidences and sets out the terms and conditions of such Grant.

2.3 “Board” means the Board of Directors of the General Partner.

2.4 “Cause” means the Grantee’s: (A) gross negligence, willful misconduct, fraud or dishonesty in connection with the performance of his duties to the Partnership or an Affiliate; (B) conviction, plea of nolo contendere or other adjudication of guilt of a criminal offense (other than minor traffic offenses); or (C) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-solicitation or non-competition agreement, if any, between the Service Provider and the Partnership or an Affiliate.

2.5 “Change of Control” means (i) prior to an IPO, any transaction pursuant to which ownership of at least a majority of the combined voting power of the Partnership’s then outstanding voting securities is transferred (through merger, transfer of Units or other similar transaction) to persons or entities other than any Incumbent Partner, and (ii) following an IPO, Change of Control means:

(A) Any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Partnership, any Incumbent Partner, any trustee or other fiduciary holding securities under any employee benefit plan of the Partnership or any corporation owned, directly or indirectly, by the Partners of the Partnership in substantially the same proportion as their ownership of interests in the Partnership), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Partnership representing 50% or more of the then combined voting power of the Partnership’s then outstanding voting securities;

(B) During any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Partnership to effect a transaction described in clause (A), (C) or (D) hereof) whose election by the Board or nomination for election by the General Partner’s equityholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or actual threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(C) The Partners of the Partnership approve a merger or consolidation of the Partnership with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of the Partnership (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of the Partnership outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of the Partnership or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Partnership (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Partnership representing 50% or more of the then combined voting power of the Partnership’s then outstanding voting securities; or

(D) The consummation of the sale or disposition by the Partnership of all or substantially all of the Partnership’s assets (or any transaction or series of transactions within a period of twelve months ending on the date of the last sale or disposition having a similar effect).

For the avoidance of doubt, an IPO shall not constitute a Change of Control and no reorganization of the Partnership in contemplation of an IPO shall constitute a Change of Control.

2.6 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.7 “Committee” means a committee created pursuant to Section 3.2.

2.8 “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.

2.9 “Effective Date” means May 26, 2010, the date the Plan is approved by the Board.

2.10 “Employee Pool” means QualityTech Employee Pool LLC, a Delaware limited liability company formed for purposes of implementing the Plan with respect to Profits Interests.

2.11 “Employee Pool Unit” means an Employee Pool Class A Unit, Employee Pool Class RS Unit or Employee Pool Class O Unit, each as defined in the LLC Agreement and which represents an indirect interest in a Class A Unit, Class O Unit or RS Unit, respectively, and each of which is intended to meet the requirements of Revenue Procedure 93-27 to be classified only as an interest in the profits of the Employee Pool at the time of grant and not as an interest in the capital of Employee Pool.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.13 “Fair Market Value” with respect to any asset or property other than Partnership Units and Employee Pool Units means the fair market value as determined by the Board in good faith; and with respect to Partnership Units and Employee Pool Units, respectively, means the amount a holder of such interest would be entitled to receive if the assets of the Partnership or Employee Pool, as applicable, were sold for their fair market value following which the Partnership or Employee Pool were to pay all of its outstanding liabilities and the remaining proceeds were to be distributed to the partners or members of the Partnership or Employee Pool, respectively, in accordance with the terms of the Partnership Agreement and the LLC Agreement, as determined by the Board in good faith and taking account of such factors as deemed appropriate by the Board, including the classification and relative rights and preferences of such interests.

2.14 “Family Member” means (i) a person who is a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), (ii) a trust in which any one or more these persons have 100% of the beneficial interest, (iii) a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and (iv) any other entity in which one or more these persons (or the Grantee) own 100% of the voting interests; provided, however, that to the extent required by applicable law, the term Family Member shall be limited to a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brothers, sister, brother-in-law, sister-in-law, including adoptive relationships of the Grantee or a trust or foundation for the exclusive benefit of any one or more of these persons.

2.15 “General Partner” has the meaning given such term in the LP Agreement.

2.16 “Grant” means an award of an Option, Restricted Unit or Profits Interest under the Plan.

2.17 “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves a Grant, (ii) the date on which the recipient of a Grant first becomes eligible to receive a Grant under Section 5 hereof, or (iii) such other date as may be specified by the Committee.

2.18 “Grantee” means a Service Provider to whom a Grant is made under the Plan.

2.19 “Incumbent Partner” means each of the persons or entities who are Partners of the Partnership as of the Effective Date (and each of their respective permitted transferees as provided under Section XI of the LP Agreement).

2.20 “IPO” has the meaning assigned to such term in the LP Agreement.

2.21 “LLC Agreement” means the operating agreement of Employee Pool, as the same may be amended, modified or supplemented from time to time.

2.22 “LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of QualityTech, LP, as amended, modified or supplemented from time to time.

2.23 “Manager” means the managing member of Employee Pool, who shall be Chad L. Williams for so long as he serves as chief executive officer of the General Partner, and thereafter shall be the chief executive officer of the General Partner.

2.24 “Option” means an option to purchase one or more Partnership Units.

2.25 “Option Price” means the purchase price for each Partnership Unit subject to an Option.

2.26 “Partner” means a holder of any class of Partnership Units.

2.27 “Partnership” means QualityTech, LP.

2.28 “Partnership Unit” has the meaning assigned to such term in the LP Agreement.

2.29 “Plan” means this QualityTech, LP 2010 Equity Incentive Plan.

2.30 “Profits Interest” means a grant under the Plan intended to meet the requirements of Revenue Procedure 93-27 to be classified only as an interest in the profits of Partnership at the time of grant and not as an interest in the capital of the Partnership and granted in accordance with Sections 3(b) and 11 of the Plan.

2.31 “Restricted Partnership Units” means Partnership Units awarded to a Grantee pursuant to Section 9 hereof.

2.32 “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.33 “Service” means service as an employee, officer, director or other Service Provider of the Partnership or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, director or other Service Provider of the Partnership or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive.

2.34 “Service Provider” means an employee, officer or director of the Partnership or an Affiliate, or a consultant, adviser, or other individual which provides services to the Partnership or an Affiliate.

3.	ADMINISTRATION OF THE PLAN

3.1	Authority of the Board.

The Board shall administer the Plan consistent with the LP Agreement and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Grant or any Award Agreement (regardless of whether such Grant or award is made directly or indirectly pursuant to Sections 3.3(b) and 11), and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Grant or any Award Agreement. The interpretation and construction by the Board of any provision of the Plan, any Grant or any Award Agreement shall be final, binding and conclusive.

3.2	Delegation to Committee.

The Board from time to time may delegate to one or more Committees such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and in other applicable provisions, as the Board shall determine, consistent with the LP Agreement and applicable law. In the event that the Plan, any Grant or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the applicable Committee if the power and authority to do so has been delegated to the Committee by the Board. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.

3.3	Grants.

(a) Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i)	designate Grantees,

(ii)	determine the type or types of Grants to be made,

(iii)	determine the number and class of Partnership Units and Employee Pool Units to be subject to a Grant,

(iv)	establish the terms and conditions of each Grant (including, but not limited to, the Option Price of any Option and the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of a Grant and the Partnership Units and/or Employee Pool Units subject thereto),

(v)	prescribe the form of each Award Agreement evidencing a Grant, and

(vi)	amend, modify, or supplement the terms of any outstanding Grant.

Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. As a condition to any Grant, the Board shall have the right, in its discretion, to require Grantees to return any Grants previously awarded under the Plan. Subject to the terms and conditions of the Plan, any such subsequent Grant shall be upon such terms and conditions as are specified by the Board at the time the new Grant is made. The Board shall have the right, in its discretion, to make Grants in substitution or exchange for any other grant under another plan of the Partnership, any Affiliate, or any business entity to be acquired by the Partnership or an Affiliate. Furthermore, as determined by the Board, the applicable Award Agreement may provide for immediate expiration or annulment of a Grant if the Grantee is an employee of the Partnership or an Affiliate thereof and is terminated for Cause.

(b) Employee Pool has been established for the sole purpose of holding Class O LTIP Units and Class RS LTIP Units issued to Employee Pool upon the Grant of a Profits Interest under the Plan (and any Class A Units subsequently issued with respect thereto in accordance with the terms and conditions of the LP Agreement). Except as otherwise approved by the Board pursuant to subsection (c) below, Grants of Profits Interests under the Plan shall consist of indirectly awarded interests to eligible Grantees. Upon a Grant of a Profits Interest under the Plan, the Partnership shall issue to Employee Pool such number and class of Partnership Units as is determined by the Board, and the Board shall direct Employee Pool to issue to the Grantee a corresponding number and class of Employee Pool Units and enter into an Award Agreement with the Grantee evidencing such ownership interests in Employee Pool, with the rights, terms, conditions and restrictions (including, but not limited to, vesting and forfeiture) set forth in the Plan and such Award Agreement, the LLC Agreement and corresponding to the rights, terms, conditions and restrictions applicable to such Partnership Units. For the avoidance of doubt, Employee Pool Units shall be subject to terms and conditions set forth in the Plan and related Award Agreement. For all purposes of this Plan, Grantees shall not be considered Partners (instead being members of Employee Pool).

(c) If approved by the Board and subject to the LP Agreement, the Partnership may also issue direct grants under the Plan in the form of Restricted Partnership Units in accordance with Section 9 or Options to acquire Partnership Units in accordance with Section 8.

3.4	No Liability.

Neither the Board, nor any officer or director of the General Partner or member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant or Award Agreement.

4.	UNITS SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 15 hereof, the number of Partnership Units available for issuance under the Plan (and the number of Employee Pool Units available for issuance under the Plan) shall be One Million One Hundred Eighty Thousand (1,180,000). If any Partnership Units covered by a Grant are not issued or are forfeited, or if a Grant otherwise terminates without delivery of any Partnership Units subject thereto, and in either case where the Participant has received no benefits of ownership with respect to such forfeited or terminated Grant then the number of Partnership Units counted against the aggregate number of Partnership Units available under the Plan with respect to such Grant shall, to the extent of any such forfeiture or termination, again be available for making Grants under the Plan.

5.	GRANT ELIGIBILITY

Grants may be made under the Plan to any employee, officer or director of, or other Service Provider providing services to, the Partnership or any Affiliate, subject to applicable law. To the extent required by applicable law, Grants within certain states or provinces may be limited to employees and officers or employees, officers and directors. An eligible person may receive more than one Grant, subject to such restrictions as are provided herein.

6.	AWARD AGREEMENT

Each Grant pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine, which specifies the number and terms of Partnership Units and/or Employee Pool Units subject to the Grant. Award Agreements with respect to Grants granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan, the LP Agreement and the LLC Agreement.

7.	TERMS AND CONDITIONS OF OPTIONS

7.1	Option Price.

The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. The Option Price shall be not less than the Fair Market Value of a Partnership Unit on the Grant Date.

7.2	Vesting.

Subject to Sections 7.3 and 17.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement. The Board may provide, for example, in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee’s Service terminates on account of death, Disability or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee’s Service, (iii) immediate forfeiture of the Option in the event the Grantee’s Service is terminated for Cause or (iv) unvested Options to be exercised subject to the Partnership’s right of repurchase with respect to unvested Partnership Units. For purposes of this Section 7.2, fractional numbers of Partnership Units subject to an Option shall be rounded down to the next nearest whole number.

7.3	Term.

Each Option granted under the Plan shall terminate, and all rights to purchase Partnership Units thereunder shall cease, upon the expiration of ten years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option.

7.4	Exercise of Options on Termination of Service.

Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

7.5	Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the Partnership, or after ten years following the Grant Date, or after the occurrence of an event referred to in Section 15 hereof which results in termination of the Option.

7.6	Exercise Procedure.

An Option that is exercisable may be exercised by the Grantee’s delivery to the Partnership of written notice of exercise on any business day, at the Partnership’s principal office, on the form specified by the Partnership. Such notice shall specify the number of Partnership Units with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the Partnership Units for which the Option is being exercised. The minimum number of Partnership Units with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 Partnership Units or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of Partnership Units available for purchase under the Option at the time of exercise. The Option Price shall be payable in a form described in Section 10.

7.7	Right of Holders of Options.

Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a Partner under the LP Agreement until the Partnership Units covered thereby are fully paid and issued to such individual and such individual has executed the LP Agreement or such other documents required by the General Partner.

8.	TRANSFERABILITY OF OPTIONS

8.1	Transferability of Options.

Except as provided in Section 8.2, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.2, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will, or the laws of descent and distribution.

8.2	Family Transfers.

If authorized in the applicable Award Agreement and subject to applicable law, a Grantee may transfer, not for value, all or part of an Option to any Family Member. For the purpose of this Section 8.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which 100 percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.2, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and Partnership Units acquired pursuant to the Option shall be subject to the same restrictions on transfer of Partnership Units as would have applied to the Grantee. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.2 or by will, or the laws of descent and distribution. The events of termination of Service under an Option shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in the applicable Award Agreement, and the Partnership Units may be subject to repurchase by the Partnership or its assignee.

9.	RESTRICTED PARTNERSHIP UNITS

9.1	Grant of Restricted Partnership Units.

The Board may from time to time grant Restricted Partnership Units to persons eligible to receive Grants under Section 5.1 hereof, subject to such restrictions, conditions and other terms, if any, as the Board may determine. Grants of Restricted Partnership Units may be made for no consideration.

9.2	Restrictions.

At the time a Grant of Restricted Partnership Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Partnership Units. Each Grant of Restricted Partnership Units may be subject to a different restricted period. The Board may, in its sole discretion, at the time a grant of Restricted Partnership Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of Partnership or individual performance objectives, which may be applicable to all or any portion of the Restricted Partnership Units. Restricted Partnership Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed except with the consent of the Board.

9.3	Rights of Holders of Restricted Partnership Units.

Except as otherwise approved by the Board and specified in an Award Agreement, holders of Restricted Partnership Units shall not have the right to vote such Partnership Units. The Board may provide that any distributions by the Partnership on Restricted Partnership Units must be reinvested in Partnership Units, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Partnership Units. All distributions, if any, other than tax distributions received by or otherwise distributable to a Grantee with respect to Restricted Partnership Units shall be subject to the restrictions applicable to the original Grant.

9.4	Termination of Service.

Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Restricted Partnership Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Partnership Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to vote Restricted Partnership Units or any right to receive distributions with respect to Restricted Partnership Units.

10.	FORM OF PAYMENT

10.1	General Rule.

Payment of the Option Price for the Partnership Units purchased pursuant to the exercise of an Option or payment of the Purchase Price for Restricted Partnership Units shall be made in cash or in cash equivalents acceptable to the Partnership.

10.2	Surrender of Partnership Units.

To the extent the Award Agreement so provides and subject to applicable law, payment of the Option Price for Partnership Units purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Partnership Units may be made all or in part through the tender to the Partnership of Partnership Units which shall be valued at their Fair Market Value on the date of exercise.

10.3	Promissory Note.

To the extent the Award Agreement so provides, payment of the Option Price for Partnership Units purchased pursuant to the exercise of an Option may be made all or in part with a full recourse promissory note executed by the Grantee. The interest rate and other terms and conditions of such note shall be determined by the Board. The Board may require that the Grantee pledge the Partnership Units subject to the Grant for the purpose of securing payment of the note. In no event shall ownership certificate(s) representing the Partnership Units be released to the Grantee until such note is paid in full.

11.	PROFITS INTERESTS

The Board may from time to time grant Profits Interests which shall be made to Employee Pool and direct Employee Pool to issue Employee Pool Units to persons eligible to receive Grants under Section 5.1 hereof, subject to such restrictions, conditions and other terms, if any, as the Board may determine. The terms and conditions of any Grant of Profits Interests to Employee Pool and of the grant of Employee Pool Units to a Grantee need not be the same with respect to other Grants. Profits Interests may be granted either as unrestricted or as restricted and may be subject to such terms regarding vesting and forfeiture as determined by the Board. Except as otherwise provided in the applicable Award Agreement, Profits Interests and Employee Pool Units shall be non-voting. Unless otherwise provided in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s Service, any Profits Interests or Employee Pool Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, and upon termination of Service for Cause, all Profits Interests and Employee Pool Units, whether or not vested, shall be so forfeited. Upon forfeiture of Profits Interests and/Employee Pool Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to receive distributions with respect to such interests and Employee Pool shall have no further rights with respect to the related grant of Profits Interests.

12.	GRANTS NONTRANSFERABLE

Except as provided in Section 8.2 with respect to Options, no Grants (including any Partnership Units or Employee Pool Units issued with respect thereto) shall be assignable or transferable by Employee Pool or any Grantee, other than by will, or the laws of descent and distribution. Except as provided otherwise in any Award Agreement, any such transfer shall be void and unenforceable against Employee Pool, the Partnership and Affiliates of any of them.

13.	WITHHOLDING TAXES

The Partnership, Employee Pool or any Affiliate of any of them, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to a Grant, upon the issuance of any Employee Pool Units or Partnership Units upon the exercise of an Option or otherwise pursuant to a Grant. At the time of such vesting, lapse or exercise, the Grantee shall pay to Employee Pool, the Partnership or such Affiliate, as the case may be, any amount that the Partnership, Employee Pool or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to applicable law and to the prior approval of the Board, Employee Pool or such Affiliate, which may be withheld by the applicable entity in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Partnership, Employee Pool or such Affiliate to withhold Employee Pool Units or Partnership Units otherwise issuable to the Grantee or (ii) by delivering to the Partnership, Employee Pool or such Affiliate, Employee Pool Units or Partnership Units already owned by the Grantee. Any Employee Pool Units or Partnership Units so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations, determined as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 13 may satisfy his or her withholding obligation only with Employee Pool Units or Partnership Units that are not subject to any forfeiture, unfulfilled vesting, or other similar requirements.

14.	LP AGREEMENT AND LLC AGREEMENT

All Grants issued pursuant to the Plan shall be subject in all cases to the related Award Agreements, and the provisions of the Plan, the LP Agreement and the LLC Agreement, if applicable, the terms and conditions of each of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein or therein, the LP Agreement shall govern and prevail, and then in decreasing order of seniority, this Plan the related Award Agreement and lastly the LLC Agreement.

15.	83(B) ELECTION

Unless the Board determines otherwise, as a condition subsequent to any Grant of any Option or Restricted Partnership Unit, the Grantee will be required to (i) become a party to the LP Agreement and (ii) make a timely, valid election under Section 83(b) of the Code. Unless the Board determines otherwise, as a condition subsequent to the grant of a Profits Interest, the Grantee will be required to (i) become a party to the LLC Agreement and (ii) make a timely, valid election under Section 83(b) of the Code, and Employee Pool will be required to (x) become a party to the LP Agreement and (y) make a timely, valid election under Section 83(b) of the Code.

16.	REQUIREMENTS OF LAW

16.1	General.

The Partnership and Employee Pool shall not be required to sell or issue any Employee Pool Units or Partnership Units under any Grant if the sale or issuance of such Employee Pool Units or Partnership Units would constitute a violation by the Grantee, any other individual exercising a right emanating from such Grant, the Partnership or Employee Pool of any provision of any law or regulation of any governmental authority, including without limitation any federal or state or provincial securities laws or regulations. If at any time the Board shall determine, in its discretion, that the listing, registration or qualification of any Employee Pool Units or Partnership Units subject to a Grant upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase thereof, no Employee Pool Units or Partnership Units may be issued or sold to the Grantee, Employee Pool or any other individual exercising an Option pursuant to such Grant unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board, and any delay caused thereby shall in no way delay or otherwise affect the scheduled date of termination of the Grant. Specifically, in connection with the Securities Act, upon the exercise of any right emanating from such Grant, unless a registration statement under the Securities Act is in effect with respect to the Employee Pool Units or Partnership Units covered by such Grant, neither the Partnership nor Employee Pool shall be required to sell or issue such Employee Pool Units or Partnership Units unless the Board has received evidence satisfactory to it that the Grantee, Employee Pool or any other individual exercising an Option may acquire such Employee Pool Units or Partnership Units pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Partnership shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Employee Pool Units or Partnership Units pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Employee Pool Units or Partnership Units covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2	Financial Information.

Unless required by applicable law, the Partnership and Employee Pool shall be under no obligation to furnish to Grantees any financial information regarding the Partnership’s or Employee Pool’s financial condition and results of operations.

17.	EFFECT OF CHANGES IN CAPITALIZATION

17.1	Changes in Units.

In the event of any increase or decrease in the number of Partnership Units on account of any recapitalization, reclassification, split in Partnership Units, reverse split, combination or exchange of Partnership Units or other extraordinary distribution payable in securities of the Partnership, or other increase or decrease in Partnership Units effected without receipt of consideration by the Partnership occurring after the Effective Date (any such event hereafter referred to as a “Partnership Event”), the Board shall make such equitable adjustments in the number of Partnership Units for which Grants may be made under the Plan as it shall determine in its discretion to be appropriate and necessary. In addition, subject to the exception set forth in the last sentence of Section 17.4, the Board, in its sole discretion, may make such adjustments to the number of Employee Pool Units and Partnership Units for which Grants are outstanding as it shall determine to be equitable, necessary and appropriate to reflect such Partnership Event to prevent the diminution or enlargement of the benefits intended by any such outstanding Grant. The conversion of any convertible securities of the Partnership (including conversion of any Class O LTIP Units or Class RS LTIP Units) shall not be treated as an increase in Partnership Units effected without receipt of consideration.

17.2	Reorganization in Which the Partnership Is the Surviving Entity and in Which No Change of Control Occurs.

Subject to the exception set forth in the last sentence of Section 17.4, if the Partnership shall be the surviving entity in any reorganization, merger, or consolidation of the Partnership with one or more other entities and in which no Change of Control occurs, any Option theretofore granted pursuant to the Plan shall pertain to and apply solely to the Partnership Units to which a holder of the number of Partnership Units subject to such Option would have been entitled immediately following such reorganization, merger, or consolidation with a corresponding proportionate adjustment of the Option Price per Partnership Unit so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the Partnership Units remaining subject to the Option immediately prior to such reorganization, merger, or consolidation.

17.3	Reorganization, Sale of Assets or Sale of Partnership Units Which Involves a Change of Control.

Subject to the exception set forth in the last sentence of Section 17.4, and except as provided otherwise in the applicable Award Agreement, in the event of a Change of Control either: (i) fifteen days prior to the scheduled consummation of a Change of Control, all Options outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen days, or (ii) the Board may elect, in its sole discretion, to cancel any outstanding Options and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith and which maybe zero) equal to the product of the number of Partnership Units subject to the Option (the “Option Units”) multiplied by the amount, if any, by which (I) the formula or fixed price per Partnership Unit paid to holders of Partnership Units pursuant to such transaction exceeds (II) the Option Price applicable to such Option Units.

With respect to the Partnership’s establishment of an exercise window, (x) any exercise of an Option during such fifteen-day period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (y) upon consummation of any Change of Control, the Plan and all outstanding but unexercised Options shall terminate. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Partnership gives notice thereof to its Partners.

17.4	Adjustments.

Adjustments under Section 17 related to Employee Pool Units and Partnership Units shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional Employee Pool Units or Partnership Units or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole Employee Pool Unit or Partnership Unit. The Board may provide in the Award Agreements at the time of Grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to a Grant in place of those described in Section 17.1, 17.2, 17.3 and 17.4.

17.5	No Limitations on Partnership.

The making of Grants pursuant to the Plan shall not affect or limit in any way the right or power of the Partnership to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

18.	DURATION AND AMENDMENTS

18.1	Term of the Plan.

The Effective Date of this Plan is the date of its adoption by the Board. The Plan shall terminate automatically ten (10) years after its adoption by the Board and may be terminated on any earlier date as next provided.

18.2	Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Partnership Units as to which Grants have not been made. No such amendment to the Plan shall be contingent on approval of the Partners except to the extent required by applicable law, regulations or rules. No Grants shall be made after the termination of the Plan. No amendment that would materially adversely impair the economic rights to be delivered under any Grant theretofore awarded under the Plan shall be effective without the Grantee’s consent; provided, that such consent shall not be required with respect to an amendment made to conform the Plan to the LP Agreement, as currently in effect or as such agreement may subsequently be amended.

19.	GENERAL PROVISIONS

19.1	Disclaimer of Rights.

No provision in the Plan or in any Grant or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Partnership or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Partnership or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Partnership or any Affiliate. The Plan shall in no way be interpreted to require the Partnership to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan. Nothing in the Plan or any Award Agreement shall require the consent of any holder of any Grant, Partnership Unit or Employee Pool Unit issued hereunder to any amendment to the LP Agreement or the LLC Agreement.

19.2	Nonexclusivity of the Plan.

The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Partnership or the Board to adopt such other incentive plans or compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Partnership or the Board in its discretion determines desirable, including, without limitation, the granting of options otherwise than under the Plan.

19.3	Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

19.4	Other Award Agreement Provisions.

Each Grant awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

19.5	Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

19.6	Investment Representation.

The Board may require, as a condition of receiving any Grant under the Plan, that the Grantee furnish to the Partnership and Employee Pool such written representations and information as the Board deems appropriate to permit the Partnership or Employee Pool, in light of the existence or nonexistence of an effective registration statement under the Securities Act, to deliver Employee Pool Units or Partnership Units in compliance with the provisions of the Securities Act.

19.7	Funding of Plan.

The Plan shall be unfunded. Neither the Grantees nor any other persons shall have any interest in any fund or in any specific asset or assets of the Partnership, Employee Pool or any other entity by reason of any Grant. The interests of each Grantee and former Grantee hereunder are unsecured and shall be subject to the general creditors of the Partnership and Employee Pool.

19.8	Nonguarantee of Employment or Consulting Relationship.

Nothing contained in the Plan shall be construed as a contract of employment or as a consulting contract between the Partnership or any Affiliate and any employee or Service Provider, as a right of any employee or Service Provider to be continued in the employment of or in a consulting relationship with the Partnership or any Affiliate, or as a limitation on the right of the Partnership or any Affiliate to discharge any of its employees or Service Providers, at any time, with or without cause.

19.9	Notices.

Each notice relating to the Plan shall be in writing and delivered in person or by certified mail to the proper address. All notices to the Partnership, the Board, Employee Pool or the Manager shall be addressed to such person with a copy to the Board at its then principal headquarters. All notices to Grantees, former Grantees, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Partnership’s records.

19.10	Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

19.11	Governing Law.

The validity and construction of this Plan and the instruments evidencing the Grants awarded hereunder shall be governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Grants awarded hereunder to the substantive laws of any other jurisdiction.

20.	EXECUTION

To record the adoption of the Plan by the Partnership as of May 27, 2010, the General Partner has caused its authorized officer to execute the Plan.

QUALITYTECH, LP

By:	QualityTech GP, LLC,
Its General Partner

By:	/s/ Chad L. Williams
Title:	Chief Executive Officer and Chairman